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                                                                   Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Renaissance Worldwide, Inc. on Form S-3 of our report dated February 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisition as a pooling-of-interests) on Renaissance Solutions, Inc. and its subsidiaries as of December 31, 1996 and for the two years in the period ended December 31, 1996 appearing in the current report on Form 8-K of Renaissance Worldwide, Inc. dated November 5, 1998. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 13, 1999